                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                    FORM 8-K

                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



Date of Report:  December 6, 1996




                               MedPartners, Inc.
             -----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)




                     Delaware                                0-27276                     63-1151076
                ------------------                          ---------                   ------------
                  (State or Other                          (Commission                (I.R.S. Employer
           Jurisdiction of Incorporation                   File Number)              Identification No.)
                 or Organization)

          3000 Galleria Tower, Suite 1000
                Birmingham, Alabama                                                         35244
           ----------------------------                                                 -------------
               (Address of Principal                                                     (Zip Code)
                Executive Offices)

          Registrant's Telephone Number,                                               (205) 733-8996
               Including Area Code:




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ITEM 5.  OTHER EVENTS


        On November 30, 1996, MedPartners, Inc., a Delaware corporation ("the Company"), acquired Drs. Sheer, Ahearn and Associates, P.A., a Florida professional association based in Tampa, Florida ("Sheer Ahearn"). Pursuant to the Plan and Agreement of Merger, dated as of November 30, 1996, by and among the Company, SA Merger Corporation, a wholly owned subsidiary of the Company, and Sheer Ahearn, SA Merger Corporation was merged with and into Sheer Ahearn, with Sheer Ahearn surviving the merger as a wholly owned subsidiary of the Company. Sheer Ahearn shareholders received shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), having a total value of $49 million.

        On November 21, 1996, the Company acquired Cardinal Healthcare, P.A., a North Carolina professional association based in Raleigh, North Carolina ("Cardinal"). Pursuant to the Amended and Restated Plan and Agreement of Merger, dated as of October 24, 1996, by and between the Company and Cardinal, Cardinal was merged with and into the Company. Cardinal shareholders received shares of Common Stock having a total value of $43 million.

     For the month of October 1996, the Company's consolidated revenues and net income were approximately $421.1 million and $11.7 million, respectively.
These results have not been restated to reflect the consummation of the Cardinal or Sheer Ahearn transactions.




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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    December 6, 1996

                                    MedPartners, Inc.


                                    By  /s/    Harold O. Knight, Jr.
                                        ----------------------------------
                                              Harold O. Knight, Jr.
                                            Executive Vice President
                                           and Chief Financial Officer